EXHIBIT 5.3

[Elvinger, Hoss & Prussen Letterhead]

Axcan Intermediate Holdings Inc.
22 Inverness Center Parkway
Suite 310
Birmingham, AL 35242

Luxembourg, 7th October 2008

Re : Axcan Luxco 1 S.àr.l. – Axcan Luxco 2 S.àr.l. – 9.25% Senior Secured Notes/12.75% Senior Notes – Exchange Notes

Ladies and Gentlemen,

We have acted as Luxembourg legal counsel to Axcan LuxCo 1 S.àr.l., a société à responsabilité limitée incorporated under the laws of Luxembourg with registered office at 5, rue Eugène Ruppert, L-2453 Luxembourg and registered at the Luxembourg commercial register (the “RCS”) under number RCS Luxembourg B (136360) (“Luxco 1”), and Axcan LuxCo 2 S.àr.l., a société à responsabilité limitée incorporated under the laws of Luxembourg with registered office at 5, rue Eugène Ruppert, L-2453 Luxembourg and registered at the RCS under number RCS Luxembourg B (136360) (“Luxco 2”, and together with Luxco 1, the “Companies” and each a “Company”), in connection with the entry of the Companies into inter alia (i) the Joinder Agreement to a certain Purchase Agreement dated 13 February 2008 (the “Senior Secured Notes Purchase Agreement”) between Banc of America Securities LLC (as representative of the several Initial Purchasers, as defined therein) (the “Banc”) and Axcan Intermediate Holdings Inc. (the “Issuer”) for the sale and issue of $228,000,000 9.25% Senior Secured Notes due 2015 by the Issuer (the “Senior Secured Notes”) and (ii) a certain Purchase Agreement dated 30 April 2008 (the “Senior Notes Purchase Agreement” and together with the Senior Secured Notes Purchase Agreement, the “Purchase Agreements”) between the Banc and the Issuer for the sale and issue of $235,000,000 12.75% Senior Notes due 2016 by the Issuer (the “Senior Notes”, and together with the Senior Secured Notes, the “Notes”), and inter alia the guarantees by the Companies for the Senior Secured Notes and the Senior Notes, and we have been asked to render the present opinion in relation with the (i) the Senior Secured Notes Exchange Offer (as defined in the Senior Secured RRA, as defined below) of all outstanding Transfer Restricted Securities (being the Senior Secured Notes) for Exchange Securities (the “Senior Secured Exchange Notes”) in an aggregate principal amount equal to the aggregate principal amount of the Senior Secured Notes tendered in such Exchange Offer and with identical terms (save as to interest rate step up provisions and transfer restriction) (all as defined in the Senior Secured RRA, as defined below) and (ii) the Senior Notes Exchange Offer (as defined in the Senior RRA) of all outstanding Transfer Restricted Securities (being the Senior Notes) for Exchange Securities (the “Senior Exchange Notes”) in an aggregate principal amount equal to the aggregate principal amount of the Senior Notes tendered in such Exchange Offer and with identical terms (save with respect to interest rate step up provisions and transfer restrictions) (all as defined in the Senior RRA). The Senior Secured Exchange Notes and the Senior Exchange Notes are referred to hereinafter as the “Exchange Notes”, all in connection with the registration statement on Form S-4 of the Issuer (the “Registration Statement”).

(1) For the purpose thereof we have reviewed the following documents:

(a)

A scanned emailed copy of the executed Senior Secured Notes Indenture dated 25th February 2008 among inter alia the Issuer, the Companies as Guarantors and The Bank of New York as Trustee (as defined therein) with respect to the Senior Secured Notes and the Senior Secured Exchange Notes (the “Senior Secured Indenture”);

(b)	A scanned emailed copy of the executed Senior Notes Indenture dated 6th May 2008 among inter alia the Issuer, the Companies as Guarantors and The Bank of New York as Trustee (as defined therein) with respect to the Senior Notes and the Senior Exchange Notes (the “Senior Indenture”, and together with the Senior Secured Indenture, the “Indentures”);

(c)

A scanned emailed copy of the executed Registration Rights Agreement dated 25th February 2008 by and among inter alia the Issuer, the Companies as Guarantors and Banc of America Securities LLC as Representative for the Several Initial Purchasers in relation to the Senior Secured Notes and Senior Secured Exchange Notes (the “Senior Secured RRA”);

(d)	A scanned emailed copy of the executed Registration Rights Agreement dated 6th May 2008 by and among inter alia the Issuer, the Companies as Guarantors and Banc of America Securities LLC as Representative for the Initial Purchasers in relation to the Senior Notes and the Senior Exchange Notes (the “Senior RRA”, and together with the Senior Secured RRA, the “RRAs”);

(e)

a scanned emailed copy of the executed Parallel Debt Agreement, dated 25th February 2008, by and among Luxco 1 and Luxco 2, as Luxembourg Guarantors, and The Bank of New York, (the (“Senior Secured PD Agreement”) relating to the Senior Secured Guarantee by the Companies under the Senior Secured Indenture (the “Senior Secured Guarantee”);

(f)	a scanned emailed copy of the executed Parallel Debt Agreement, dated 6th May 2008, by and among Luxco 1 and Luxco 2, as Luxembourg Guarantors, and The Bank of New York, (the “Senior PD Agreement”, and together with the Senior Secured PD Agreement, the “PD Agreements”), relating to the Senior Guarantee by the Companies under the Senior Indenture (the “Guarantee”, and together with the Senior Secured Guarantee, the “Guarantees”);

(g)	An emailed scanned copy of the executed manager’s certificate of Luxco 1 dated 7th October 2008 (the “Luxco 1 Certificate”);

(h)	An emailed scanned copy of the executed manager’s certificate of Luxco 2 dated 7th October 2008 (the “Luxco 2 Certificate” and together with the Luxco 1 certificate, the “Manager Certificates”);

(i)	A copy of the deed of incorporation of Luxco 1 dated 31st January 2008 (the “Luxco 1 Deed”);

(j)	A copy of the consolidated articles of association of Luxco 1 as at 20th February 2008 (the “Luxco 1 Articles”);

(k)	A copy of the deed of incorporation of Luxco 2 dated 31st January 2008 (the “Luxco 2 Deed” and together with the Luxco 1 Deed, the “Deeds”);

(l)	A copy of the consolidated articles of association of Luxco 2 as at 21st February 2008 (the “Luxco 2 Articles” and together with the Luxco 1 Articles, the “Articles”);

(m)	An emailed scanned copy of a shareholder resolution of LuxCo 1 replacing the class A manager of LuxCo 1 dated 25th February 2008 (the “LuxCo 1 Resolution”);

(n)	An emailed scanned copy of a shareholder resolution of LuxCo 2 replacing the class A manager of LuxCo2 dated 25th February 2008 (the “LuxCo 2 Resolution”, and together with the LuxCo 1 Resolution the “Resolutions”);

(o)

An emailed scanned copy of (A) the executed circular resolutions of the board of managers of (i) Luxco 1 dated 25th February 2008 and of (ii) Luxco 2 dated 25th February 2008, respectively approving inter alia the transactions under the Senior Secured Agreements (as defined below) as well as any documents relating thereto and (B) the executed circular resolutions of the board of managers of (i) LuxCo 1 dated 25th February 2008 and (ii) of LuxCo 2 dated 25th February 2008 respectively confirming and ratifying the resolutions under (A)(i) and A(ii), and (C) the executed circular resolutions of the board of managers of (i) Luxco 1 dated 30th April 2008 and of (ii) Luxco 2 dated 30th April 2008, respectively approving inter alia the transactions under the Senior Agreements (as defined below); and, inter alia (each time) the Exchange Notes and the (related) Guarantees, as well as any documents relating thereto (the “Minutes”);

(p)	Certificates dated 7th October 2008 issued by the Greffe de la 2ème section du Tribunal d’Arrondissement de et à Luxembourg (the “Greffe”) certifying that (i) Luxco 1 and (ii) Luxco 2, respectively, have not been declared insolvent (the “Certificates”);

(q)	Electronic excerpts from the Registre de Commerce et des Société de Luxembourg (the « RCS ») for (i) Luxco 1 dated 7th October 2008, (the “Luxco 1 Excerpt”) and for (ii) Luxco 2 dated 7th October 2008, (the “Luxco 2 Excerpt” and together with the Luxco 1 Excerpt, the “Excerpts”).

The documents described above under (a) to (q) are referred to as the “Documents”, the Senior Secured Indenture, the Senior Secured PD Agreement and the Senior Secured RRA are referred to as the Senior Secured Agreements and the Senior Indenture, the Senior PD Agreement and the Senior RRA as the Senior Agreements, and the Indentures, the PD Agreements and the RRAs are referred to as the “Agreements”.

Words and expressions used herein shall have the meaning given herein when used in this opinion as defined terms.

Except for the Documents, we have not, for the purposes of this opinion, examined any contracts, instruments or other documents even if referred to or annexed to as schedules or exhibits to the Documents entered into by, or affecting any of, the parties or any other corporate records, unless expressly listed hereabove. We have not made any other enquiries or searches (whether within this firm or otherwise), except as mentioned herein.

We have made a company search on the Companies at the RCS on 7th October 2008. We have received the Certificates confirming that on the date thereof none of the Companies was subject to bankruptcy proceedings before a Luxembourg court. It should be noted that we can however not opine thereon or as to whether a writ has been served on the Companies but has not yet been enrolled with the court.

(2) The present opinion relates only to the laws of the Grand-Duchy of Luxembourg (“Luxembourg”) as the same are in force and are construed at the date hereof in prevailing published jurisprudence and is given on the basis that it will be governed by, and construed in accordance with the laws of Luxembourg. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation required by the terms of any Documents or otherwise.

(3) For the purpose of rendering this opinion, we have assumed:

(i)	the genuineness of all signatures and seals and the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies (including, but not limited to, the Documents) and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us;

(ii)

that each of the parties to each of the Documents other than the Companies, is duly incorporated and organized as a validly existing legal entity with the capacity, power, authority and right (or in the case of individuals, has the requisite capacity, power, authority and right) to enter into the Documents to which it is a party and to perform its obligations thereunder, that all authorisation procedures by each such party (other than as to Luxembourg law, the Companies) for the execution by it of each of the Documents to which it is a party have been duly fulfilled and that the execution of each of the Documents by or on behalf of each of such parties (other than the Companies) has, in each case, been and will remain duly and validly approved and authorised;

(iii)	the Documents have been duly signed, executed, delivered and released on behalf of each of the parties (other than the Companies) thereto by a person or persons duly authorised to do so on the date thereof;

(iv)	the execution, delivery and performance by each of the parties of the Documents to which they are a party, are legal, valid and binding on them under the laws of their respective place of incorporation, organisation or residence respectively and under all applicable laws and have been and remain duly approved and authorised by all necessary governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation, organisation or residence respectively and such other laws other than with respect to the Companies as required by Luxembourg law;

(v)	that there is no matter under the laws of any jurisdiction (other than Luxembourg) which would or might affect the opinions herein expressed;

(vi)	that all obligations under the Documents are valid, legally binding upon and enforceable (and are not subject to avoidance by any person) against the parties as a matter of all relevant laws and in particular without limitation their governing law, most notably, that the respective expressed governing law is valid as a matter of the governing law and in all applicable jurisdictions (other than Luxembourg) and that there is no provision of the laws of any jurisdiction (except Luxembourg) that would have a bearing on the foregoing;

(vii)	that any security granted and which is located, or under Luxembourg international private law principles deemed located, outside of Luxembourg has been duly perfected under the law of the location or deemed location of such asset and is under such law a duly perfected security valid and enforceable vis-à-vis the parties and any third parties;

(viii)	the due compliance with all matters (including, without limitation, the obtaining of the necessary consents and the payment of stamp duties and other documentary taxes and charges) under such laws, other than Luxembourg law, as may relate to the Documents or the persons expressed to be parties thereto or the performance or enforcement by or against such parties of such of their obligations or rights as are to be performed or enforced outside Luxembourg;

(ix)	that none of the parties to the Documents has passed a voluntary winding-up resolution, that no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy (where relevant), controlled management or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation or centre of main interest, as the case may be, or where it carries on its business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues;

(x)	that there have been no amendments to the Documents in the form delivered to us for the purposes of this opinion;

(xi)	that no loan or security interest has or will be granted or guarantee has or will be issued by the Companies or by any of their subsidiaries to any person who has utilised the proceeds of any loan granted or guaranteed by the Companies to purchase or subscribe for any existing or newly issued shares in the Companies and that the PPCs and the PECs issued by the relevant Companies will not be converted into shares of the relevant Company;

(xii)	no proceedings have been instituted or injunction granted against any of the Companies to restrain it from performing any of their obligations under the Documents;

(xiii)	the terms used in the Documents carry the meaning ascribed to them in vernacular English, save for the Certificates and Excerpts, which are worded in French;

(xiv)	the Agreements accurately record the whole of the terms agreed between the parties thereto relevant to this opinion, and they have not been varied or any obligation of any party thereto waived;

(xv)	that the Minutes reflect the resolutions taken by the relevant board of managers are accurate and up to date and have not been amended or rescinded and are in full force and effect;

(xvi)	that the Deeds, the Articles and the Resolutions and any information therein have not been amended or rescinded and are in full force and effect (save for the Deeds as to the issued share capital amount, and the composition of the board of managers of the relevant Company amended by the Resolutions);

(xvii)	that each of the Agreements has been entered into for bona fide commercial reasons by each of the parties thereto and is in the best corporate interest of each of the Companies;

(xviii)	there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties which adversely affects the conclusions stated in this opinion;

(xix)	the binding effect of the Documents on the parties is not affected by duress, undue influence or mistake and none of the Documents has been entered into by any party in connection with money laundering or any other unlawful activity;

(xx)	the Guarantees guarantee or secure obligations which directly or indirectly funded the PECs and PPCs issued by the Companies or have been on-lent to direct or indirect subsidiaries of the Companies;

(xxi)	that each Company has its place of principal management and its centre of main interests in Luxembourg and has no establishment outside Luxembourg, in each case as such terms are defined in Council Regulation (EC) n°1346/2000 of 29th May 2000 on insolvency proceedings or Luxembourg law, as applicable;

(xxii)	that the Notes and the Exchange Notes have not been and will not be offered or sold in Luxembourg in circumstances that would constitute a public offering in Luxembourg requiring a prospectus under the Prospectus Directive 2003/71/CE and the laws implementing such directive;

(xxiii)	that none of the Agreements create an obligation on the Companies to issue the Notes or the Exchange Notes (which, each time, for the avoidance of doubt, will not include the guarantee related thereto as to which no such assumption is made);

(4) On the basis of any of the above and subject to the reservations below we are of the opinion that:

(i)	Each of the Companies has been duly incorporated as a société à responsabilité limitée under the laws of Luxembourg, with corporate power and authority to own its properties and assets, to conduct its business as described in the relevant Articles and to execute and perform its rights and obligations under the Agreements to which it is a party;

(ii)	Each of the Companies has taken all necessary corporate action to authorise the entry into the Indentures and the Guarantees to which it is a party and the exercise of its rights and performance of its obligations under the Indentures and, in particular but without limiting the foregoing, the Guarantees thereunder;

(iii)	The Indentures executed and delivered on behalf of Luxco 1 and on behalf of Luxco 2, respectively, have been duly executed and delivered on behalf of Luxco 1 and Luxco 2, respectively;

(iv)	The execution, delivery and performance of the Indentures, the consummation of the transactions contemplated therein and compliance by each of the Companies with its obligations provided therein does not conflict with or constitute a violation of the Articles of the relevant Company or Luxembourg international public order and is not prohibited by any applicable provisions of Luxembourg law;

(5) The foregoing opinions are subject to the following reservations:

(i)	any of the opinions stated herein are subject to all limitations resulting from the laws of court controlled administration, liquidation, insolvency, reorganisation, suretyship or similar law of general application affecting creditors’ rights;

(ii)	any obligations to pay a sum of money in a currency which is not of legal tender in Luxembourg (a “foreign currency”) will be enforceable in a currency which is of legal tender therein, though the monetary judgement may be expressed in a foreign currency and/or its Luxembourg equivalent currency having legal tender in Luxembourg at time of payment and any loss incurred as a result of currency exchange fluctuation should be recoverable under Luxembourg law;

(iii)	an obligation to pay interest on interest may not be enforceable;

(iv)	certain obligations other than payment obligations may not be the subject of specific performance pursuant to Court orders, but may result only in damages;

(v)	any certificate, determination, calculation or recordation which would by contract be deemed to be conclusive may not be upheld by the Luxembourg Courts;

(vi)	a Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and a Luxembourg Court may not award by way of costs all of the expenditures incurred by a successful litigant in proceedings brought before a Luxembourg Court;

(vii)	claims may become barred under statutory limitations period rules and claims may be subject to the rules of set-off or counterclaim;

(viii)	any clause purporting, in case of avoidance or annulment of one or more of the provisions or obligations contained in a document or agreement (the “Avoided Obligations”), to maintain the validity of such document or agreement or of the provisions or obligations contained therein other than the Avoided Obligations, may not be upheld by the Luxembourg Courts;

(ix)	powers of attorney or of representation or powers to act may not be held to be irrevocable; in the case of bankruptcy or similar collective insolvency proceedings or court ordered liquidation of a Company or of court appointment of administrators or sequestrators, powers of attorney or of representation or powers to act will be revoked as at zero hour on the day of the relevant court order although they were expressed to be irrevocable;

(x)	the Luxembourg Courts may require that any judgement obtained in a foreign court and enforcement of which is being sought in Luxembourg and any documents tabled as evidence be translated into French or German;

(xi)	in case of an action before a court in Luxembourg the relevant document(s) referred to in the summons or tabled may have to be registered and an ad valorem registration tax the rate of which will depend on the underlying agreement reflected in any such document(s) will become payable except in limited circumstances.

(xii)	a total exclusion of liability shall not be upheld in a Luxembourg Court in case of gross negligence or wilful misconduct and under Luxembourg contract law unforeseeable damages may not be reclaimed;

(xiii)	we express no opinion to the accuracy of any representations and warranties made by or concerning any party to the Agreements or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them;

(xiv)	a Luxembourg Court may stay proceedings brought in such court if concurrent proceedings are being brought elsewhere;

(xv)	a Luxembourg Court may refuse to apply the law of another jurisdiction if it is deemed to be contrary to Luxembourg public order;

(xvi)	where any obligations of any person are to be performed in a jurisdiction outside Luxembourg, such obligations may not be enforceable under Luxembourg law to the extent that performance thereof would be illegal or contrary to public policy under the laws of such jurisdiction, and any security expressed to secure the performance of such an obligation may therefore be considered unenforceable by a Luxembourg Court;

(xvii)	enforcement of obligations may be invalidated by reason of fraud;

(xviii)	where any party to any of the Agreements is vested with a discretion or may determine a matter in its opinion, Luxembourg law requires that contracts be performed in good faith and consequently that such discretion be exercised reasonably or that such opinion be based on reasonable grounds;

(xix)	provisions in the Agreements providing that the terms thereof can only be amended or varied or provisions thereof can only be waived by an instrument in writing may not be effective;

(xx)	any undertaking by any of the parties not to take action which would result in bankruptcy, insolvency, reprieve from payment, or moratorium proceeding of a Luxembourg company may not be enforceable, and the competent Luxembourg court could always decide to submit the relevant company to such proceedings;

(xxi)	the assignment or transfer of claims on or contracts are valid and enforceable vis-à-vis third parties only if notified by registered mail to, or accepted by, the relevant obligor or an agent of its obligor. If such assignment or transfer was construed as a novation we express no opinion on the validity of any security or guarantee following such novation;

(xxii)	any general provisions resulting in appointing directly of indirectly a person or entity to take legal action before the Luxembourg Courts on behalf of another party will not be enforceable before Luxembourg Courts pursuant to the rule “nul ne plaide par procureur” and accordingly any such action will require a specific mandate given to the agent and disclosure by such agent of its principals;

(xxiii)	notwithstanding the submission to the jurisdiction of the New York courts, provisional or summary proceedings may be initiated before the Luxembourg Courts if the measures to be implemented are to be effective in Luxembourg;

(xxiv)	we express no opinion as to taxation;

(xxv)	a Luxembourg Court may not give effect to a clause purporting to determine the date on which notice is deemed to have been made and a contractual provision allowing for a deemed service of process or notification of court order may not be recognised by a Luxembourg court;

(xxvi)	the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) of the Company may not be held at the Registre de Commerce et des Sociétés of Luxembourg and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the file of the Company;

(xxvii)	provisions having the effect of imposing and increasing any rate of interest or providing for an amount which may be payable on default or breach may to the extent a Luxembourg court would consider such rate or amount excessive be reduced by such court (or if consider too low, increased);

(xxviii)	choices of law meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions are not recognised or given effect by Luxembourg courts;

(xxix)	obligations of the parties to indemnify the other parties for penalties or fines imposed on such parties may be considered invalid and unenforceable under Luxembourg law;

(xxx)	under Luxembourg international private law, charges and other security interests may be created under a foreign law and provision made for the realisation of the charged assets if the charged assets are situated or deemed situated abroad, provided the applicable provisions are not contrary to Luxembourg public order. For that purpose:

•	Rights and claims relating to movable or intangible property including rights to bank accounts and debts represented thereby are deemed situated in the country of residence of the bank or obligor;

•	Rights relating to immovable property and mortgages and related rights are deemed situated in the country of situation of the real estate securing the mortgage; and

•	Rights which are protected by entries in official registers are deemed situated in the country where the registers are kept;

(xxxi)	Luxembourg courts may consider that contractual rights and obligations must under all circumstances be exercised and respectively performed, in good faith;

(xxxii)	the enforcement of foreign judgments is subject to exequatur procedures provided for by Luxembourg law;

(xxxiii)	the waiver of rights or defenses before they come into existence may not be enforceable under Luxembourg law;

(xxxiv)	the Companies may not hold any assets on trust; they may however hold assets on behalf of other parties which, in the case of any of the events referred to in qualification (i) above, would form part of their general assets;

(xxxv)	Luxembourg has ratified the Hague Convention of 1st July, 1985 relating to the law applicable to trusts and its recognition by a law dated 27th July, 2003, which law has become effective on 6 September, 2003. Accordingly, Luxembourg courts will recognise trusts and the rights granted to a trustee under the conditions set out in the Hague Convention;

(xxxvi)	the perfection of the security interests created under and in pursuance of a pledge or other security document does not prevent any third party creditor of the relevant pledgor from seeking attachment or execution against the assets which are subject to the security interest created under the relevant pledge or security document to satisfy its unpaid claims against the pledgor;

(xxxvii)	the validity and enforceability of pledges are subject to any attachment or freezing orders under applicable foreign civil law or Luxembourg and foreign criminal law rules;

(xxxviii)	any provision stating that any rights and obligations thereunder shall bind successors and assigns of any party thereto may, where the law does not provide therefor, not be enforceable in Luxembourg in the absence of any further agreements to that effect with such successors or assigns; and

(xxxix)	It is generally accepted by doctrine and court precedents to which Luxembourg courts will be likely to refer that, in the context of a group of related companies, the existence of a group interest in granting upstream or side-stream financial assistance under any form (including under the form of guarantee or security) to group companies constitutes sufficient corporate benefit to enable a company to provide such financial assistance, provided that the following conditions are met:

(i)	financial assistance must be given for the purpose of promoting a common economic, social and financial interest determined in accordance with policies applicable to the entire group;

(ii)	the commitment to grant the financial assistance must not be without consideration and such commitment must not be manifestly disproportionate in view of the obligations entered into by other group companies;

(iii)	the financial assistance granted must not exceed the financial abilities of the committing company.

We understand that the funds lent under the Notes (and thus the Exchange Notes) have been on-lent (directly or indirectly) either to the Companies or their subsidiaries and on the basis thereof the Guarantees by Luxco 1 and Luxco 2, should meet such tests. The potential consequence of the absence of corporate interest in giving upstream or side-ways guarantees or security is discussed among legal doctrine. While some authors express the view that an absence of corporate interest could give rise to liability of the directors of the relevant company only, others consider that the consequence could be that the relevant obligations be null and void.

(xl)	service of process on the Companies is subject in particular to the Luxembourg procedure code and applicable treaties and conventions and may not be held to be irrevocable; and a contractual provision allowing the service of process against the Companies to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a person at the domicile of such person;

(xli)	the enforcement of a final and conclusive judgement against the Companies rendered by a New York Court in any civil or commercial suit, action and proceedings arising out of or in connection with the Indentures without re-examination of the merits of the case is subject that in particular the following conditions laid down by Luxembourg law for enforcement of foreign court awards are justified:

1.	The judgement is duly enforceable in New York;

2.	The New York Court had jurisdiction over the subject matter of the action leading to the judgement;

3.	The New York Court has acted in accordance with its own procedural laws;

4.	The judgement was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defence;

5.	The New York Court applied the substantive laws chosen by the parties to govern the Indentures; and

6.	The judgement is not contrary to the public order of Luxembourg;

(xlii)	in case of an action before a court in Luxembourg the relevant document(s) referred to in the summons or tabled will have to be registered and an ad valorem registration tax the rate of which will depend on the underlying agreement reflected in any such document(s) will become payable (i) except if such amount represents a commission or remuneration which is subject to value added tax and (ii) except in case of enforcement proceedings in relation to a judgement within the scope of application of EC Regulation No. 44/2001 inter alia on the enforcement of foreign judgements or obtained in any of the territories of the countries having ratified the European Convention of Brussels 1968 excluded from the scope of application of said EU Regulation or in any country which has ratified the Lugano Convention 1988, each as amended, on enforceability of foreign judgements. The tax rate for documents containing acknowledgement of debt is of 0.24% of the relevant amounts.

(6) This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents which we reviewed for the purpose hereof and on the basis of laws of Luxembourg in force and as construed and applied by Luxembourg Courts in prevailing published jurisprudence the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion or a change of circumstances of the Companies. The opinion is to be governed and construed in accordance with Luxembourg law and the Luxembourg Courts shall have exclusive jurisdiction thereon.

In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issue arising hereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.

This opinion is for the benefit solely of the addressee set out above and may not be disclosed to any other person, or be relied upon by any other person, or for any purpose other than in connection with the transaction described in the Agreements except that Ropes & Gray LLP, your legal advisors, may rely on the present opinion but only to the extent required for the issue of their legal opinion to you in relation to the Exchange Notes.

We hereby consent to the filing of this opinion with the US Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the related Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully,

Elvinger, Hoss & Prussen

By:	/s/ Toinon Hoss
Toinon Hoss